Exhibit 13.3

Corporate Presentation November 2019 OTCQX: RGSE Size: 9.625kW Littleton, CO April 24, 2019

OTCQX: RGSE Our Mission Size: 14.74 kW with battery backup Satellite Beach, FL August 15, 2019 2 2019 Best of International Builder Show Awards WINNER BEST ENERGY EFFICIENT PRODUCT FINALIST BEST GREEN BUILDING PRODUCT “Saving the Planet, One Roof at a Time” with our Award - Winning Next Generation POWERHOUSE™ 3.0 Product

OTCQX: RGSE Previously when homeowners wanted to “go solar” their only option was “Traditional Rack - n - Mount” 3

OTCQX: RGSE That was then, this is now… Size: 5.7 kW Colorado Springs, CO May 23, 2019 4

OTCQX: RGSE 5 Why POWERHOUSE™ Problem Solution • Solar systems arose from homeowners being tired of paying their utility company • Homeowners have more energy needs than ever: • electric cars • more air - conditioning • interest in battery storage • “I want to do good for the environment and save money, but I don’t like the way a solar system looks on my roof” • POWERHOUSE™ in - roof solar shingle developed and patented by The Dow Chemical Company, using CIGS technology and “designed by roofers, for roofers” • As America’s Original Solar Company, when the opportunity arose to license the product from The Dow Chemical Company, we knew this was a great opportunity

OTCQX: RGSE 6 The Opportunity for Us with POWERHOUSE™ Homeowners at some point need to replace their roof - why not make money while doing it? • Improve curb appeal – max home value • We believe a cheaper to operate home has a higher market value Americans are increasingly concerned about the environment There is limited competition for solar shingles and high barriers to entry More government mandates are being set requiring solar We believe we have the opportunity to ride the wave of growing sentiment for green and further pro - solar legislation International patents for future business expansion Size:5.7 kW Colorado Springs, CO Date: May 23, 2019

OTCQX: RGSE 7 We Reinvented Our Company Around POWERHOUSE™ We are the Exclusive worldwide manufacturer of POWERHOUSE™ • Redesigned the third generation of POWERHOUSE™ with traditional silicon solar cells (instead of CIGS) for higher panel efficiency and a lower price to homeowners • UL & IEC (International Electrotechnical Commission) certified • UL certified for asphalt roofs • Planning to obtain UL approval for tile roofs RGS Energy reinvented: • Competing with Tesla for ownership of solar shingle market • Competitive “moats” around the business – U.S. & International patents • Scalable business model • Contract manufacturing • Contract homeowner sales and installation • No company debt and recently shed unprofitable mainland traditional rack - n - mount business

Attractive When Customers Need a New Roof

RGS
OTCQX: RGSE

Large Market Opportunity (annually)	
Roof replacements due to age: [1]	~4.4M
Roof replacements due to insurance claims: [2]	~1.4M
New home construction: [3]	~1.1M
Total addressable market:	**~6.9M**


Size: 3.465 kW
Denver, CO
May 15, 2019


Seattle, WA
April 12, 2019

Roofing Contractor's State of the Industry and Survey 2019: Residential Sales [4]

Two-Thirds
of all roofing contractors expect sales growth this year and into next three years

~60%
of residential roofing contractors expect sales to grow through 2022 & 50%+ anticipated growth this year

~71%
Of residential contractors use steep-slope asphalt shingles

1) Q2 2019 US Bureau Estimated of total US housing units divided by 20 year average roof life, 2) ISO 2011 to 2015 Homeowner Losses Ranked by Claim Frequency, 3) US Census Bureau – Monthly New Residential Construction, March 2019,
4) Roofing Contractor's State of the Industry and Survey 2019, https://www.roofingcontractor.com/articles/93398-roofing-contractors-state-of-the-industry-report-and-survey-2019?

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OTCQX: RGSE POWERHOUSE™ was Designed by Roofers for Roofers POWERHOUSE™ Warranty • 11 - year solar module parts • 20 - year shingle warranty • 24 - year power production POWERHOUSE™ Ratings • Class A fire rating • Class 2 hail rating (1½” ice ball) • UL 1703 impact rating (2” steel ball) • 200 mph wind rating Horseshoe Connector Asphalt Shingle Solar PV Insert Integrated Flashing Through Roof Connector 9

OTCQX: RGSE Solar Component • Top 10 Tier 1 solar cell & module manufacturer in China. • Current annual manufacturing capacity of over 8.6 gigawatts. China tariffs increase our COGS by 26% Plastic Resin • One of the fastest growing multi - national thermoplastic resin distributors serving custom injection molders in North America. Base Plate Molder & Shingle Assembly • One of the nation’s top injection molders. Nationwide Distribution Partner • Providing cutting - edge 3PL services for POWERHOUSE™. • Including network optimization, warehousing, final packaging and distribution to all 50 states. 10 Strong Supply Chain In Place

OTCQX: RGSE 11 We Recently Launched POWERHOUSE™ Nationwide Growing and training a nationwide network • Roofers • Solar Installers • Homebuilders • Equipment Distributors Currently, a network of 340 roofers, solar installers and homebuilders across 48 States We offer our network: • Free ongoing installation and sales training • Free marketing support • System design assistance Building Brand Awareness • To be featured on two upcoming National TV Shows • Member of Builder Partnerships Network with access to over 1,400 homebuilders nationwide • SEO and social media campaigns Size: 7.2 kW Skaneateles, NY June 25, 2019 11

Every 30 Days We Issue a Report Card on our Launch to Investors

RGS
OTCQX: RGSE

Our Expectation – We just started building pipeline and backlog, once fully up and running, higher revenue

	First we grew a customer base	*Worked with our customers on specific sales opportunities and projects*	*Opportunities result in signed Purchase Orders ("P/O")*			*After cash receipt, we ship and book revenue*
Business Update	**Network Size**	**Sales Pipeline[1]**	**Roofer/ Solar Installer P/O[1]**	**Home Builder P/O[1]**	**Backlog[1]**	**Revenue[1]**
April 15th	262	$2,225,296	$22,416	$0	$0	$20,624
May 15th	288	6,576,507	215,112	0	172,630	42,482
June 15th	310	7,173,558	24,074	4,941,734	5,069,144	69,496
July 15th	318	5,541,919	99,803	2,704,037	7,766,816	1,932
August 15th	329	15,553,146	182,022	0	7,751,123	60,097
September 15th	335	17,131,493	118,201	0	7,802,769	40,129
October 15th	340	$17,730,631	$140,773	0	7,760,886	$150,919

Current expectations for backlog conversion:

Roofers/Solar Installers: Time their cash payment to RGS when job ready to install (permitting, interconnection, etc.) – *Expectation is average of sixty days from date of purchase order*

Homebuilders: Time their cash payments to RGS over the construction period their communities are built – *Expectation is communities are built ranging on average from six months to one year*

1. See expanded definition in Glossary of Terms in Business Update filed under form 8-K on September 16, 2019

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OTCQX: RGSE 1 to 2 weeks 13 Timeline: Homeowners, Roofers and RGS 4 to 8 weeks 1 to 4 weeks 1 to 6 weeks Goes into RGS Sales Pipeline during this period Goes into RGS Backlog after roofer submits P/O RGS Revenue Recorded Activities: ط Site review ط Create initial design ط Present quote and benefits of POWERHOUSE™ ط Customer decision making process Activities: ط Sign contract with homeowner ط Finalize design & plans ط Create bill of material Activities: ط Submit purchase order (“P/O”) ط Permitting approval ط Utility approvals ط Incentive approvals Activities: ط Send payment ط Schedule material delivery ط Schedule installation

OTCQX: RGSE 14 Proceeds from Series 1 Preferred Stock to Commercialize POWERHOUSE™ Significant capital needed to “really make a go” of the POWERHOUSE™ opportunity Building brand awareness • Advertising: TV, radio, web, local presentations • Investing to improve the Homeowner experience • 3 rd party marketing consultants • Expanded SEO and digital presence • Grow sales team • International expansion • More attractive to customers with stronger balance sheet Improving the POWERHOUSE™ product • UL Certifications for roofing materials in additional to asphalt shingles • R&D (POWERHOUSE™ 4.0) Growing supply chain • Working capital to build inventory • US manufacturers Expected use of proceeds, actual amounts for any items dependent upon the ultimate size of the rights offering

OTCQX: RGSE 15 POWERHOUSE™ Unit Sales Opportunity Analysis Hypothetical Series 1 Preferred Stock Offering Amount $5,000,000 $10,000,000 $15,000,000 $20,000,000 Quarterly Series 1 Preferred Stock Cash Dividend $150,000 $300,000 $450,000 $600,000 Estimated Annual POWERHOUSE™ unit sales to break - even and pay dividend in cash 1 1,250 1,350 1,450 1,550 Comparison of Estimated Annual POWERHOUSE™ Units Sales to the following: Annual Addressable Market for POWERHOUSE™ (number of homes) 6,900,000 6,900,000 6,900,000 6,900,000 Percentage of Addressable Market 0.02% 0.02% 0.02% 0.02% Current number of Participants in POWERHOUSE™ Network 340 340 340 340 Number of units each participant must order during the year 3.7 4.0 4.3 4.6 2018 California residential and multifamily new home construction 2 116,400 116,400 116,400 116,400 Percentage of annual California Market 1.08% 1.16% 1.25% 1.34% 1) This cash basis break - even analysis does not reflect the initial investment in marketing, branding and sales organization activi ties and assumes no contribution from Solar Division towards recovery of overhead 2) http://journal.firsttuesday.us/the - rising - trend - in - california - construction - starts/17939/

Its not just us saying it

RGS
OTCQX: RGSE

NAHB National Association of Home Builders NAHB Announces Finalists for Best of IBS Awards	Winner Best Green Building Product – RGS Energy Finalist Best Energy Efficient Product – RGS Energy - nahb.org, Jan 28, 2019
greentechmedia: RGS Energy Revives Dow's Solar Roof, Claiming Better Efficiency & Lower Costs	"RGS' sales strategy is notable for what the company chose not to do itself. It designs and assembles the tiles in the U.S., but sources the solar components from manufacturing partners." "The arithmetic of savings for a new roof paired with solar tiles makes sense, in theory. **RGS' job now is to prove it in the field.** That's a tall order, based on the history of the market, **but at least the field isn't very crowded.**" - greentechmedia.com, Jan 25, 2019
TheStreet Real Goods Solar Plows Ahead With Energy Plans	"Real Goods Solar Inc. received a boost Wednesday on news the California Energy Commission approved the selling of its 3.0 solar shingle system in California, the nation's largest solar market" - thestreet.com, Jan 16, 2019
CleanTechnica Powerhouse 3.0 Solar Shingles Head To The Roof	"May the best shingle prevail." - Cleantechnica.com, Dec 28, 2018
PVTECH Tesla and RGS set for solar roof tile market share battle in US	"Having two companies being public listed with two competing products in one country should make things more interesting and hopefully transparent. We could all soon be **watching the birth of a new mainstream solar market** or the trial and tribulations of a niche play." *- pvtech.org, Nov 9, 2018*

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OTCQX: RGSE 17 Statutory Notice Disclaimer: Information on websites listed above is not incorporated by reference into this presentation. RGS Energy Headquarters 110 16 th Street, Suite 300 Denver, CO 80202 This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities. No money or other consideration is being solicited at this time, and if sent in response, will not be accepted. No offer to buy the Series 1 preferred stock or other securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date of the offering statement. Any person’s indication of interest regarding the Series 1 preferred stock or this press release involves no obligation or commitment of any kind. A copy of the preliminary offering circular is available at [ ] and also may be obtained from Mackenzie Partners at 800.322.2885 (toll - free in North America) or at +1 212.929.5500, or by email at rightsoffer@mackenziepartners.com .

Forward Looking Statements

This presentation contains forward-looking that involve risks and uncertainties, including statements regarding RGS Energy's results of operations and financial positions, and RGS Energy's business and financial strategies. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide RGS Energy's current beliefs, expectations, assumptions, forecasts, and hypothetical constructs about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words "plan," "believe," "hypothetical," "future," "may," "will," "expect," and similar expressions as they relate to us are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Therefore, RGS Energy cautions you against relying on any of these forward-looking statements.

Key risks and uncertainties that may cause a change in any forward-looking statement or that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include: RGS Energy's ability to manage supply chain in order to have production levels and pricing of the POWERHOUSE™ 3.0 shingles to be competitive; the ability of RGS Energy to realize profitable revenue growth from the sale and installation of POWERHOUSE™ 3.0, and to the extent, anticipated; RGS Energy's ability to realize revenue from backlog and sales pipeline for POWERHOUSE™; RGS Energy's ability to realize revenue within expected timelines; RGS Energy's ability to increase the rate of participation within its network; RGS Energy's ability to obtain future purchase orders for POWERHOUSE™ deliveries; whether RGS Energy will realize increased market penetration from its brand and network supporting activities; competition in the built-in photovoltaic solar system business; RGS Energy's ability to successfully implement its revenue growth strategy, achieve its target level of sales, generate cash flow from operations, and achieve break-even and better results; the adequacy of, and access to, capital necessary to implement RGS Energy's revenue growth strategy; the ability to obtain requisite international product certification of POWERHOUSE™ 3.0; RGS Energy's ability to satisfy the conditions and obligations under the POWERHOUSE™ license agreement; RGS Energy's ability to realize revenue from sales of POWERHOUSE™ arising from the California Energy Commissions' mandate for solar systems with new home building commencing in 2020; RGS Energy's ability to successfully and timely expand its POWERHOUSE™ 3.0 business outside of the United States; foreign exchange risks associated with the POWERHOUSE™ 3.0 business; intellectual property infringement claims and warranty claims related to the POWERHOUSE™ 3.0 business; cost and availability of raw materials including the impact from changes in the price of oil and the foreign currency exchange rate for Chinese yuan; the continuation and level of government and utility incentives for solar energy; changes in general economic, business and political conditions, including tariffs on imported solar cells, and changes in the financial markets; adverse effect on RGS Energy's sales and business from changes in U.S. trade policy that result in increased "trade wars," resulting in increased costs for solar components imported from China, which may reduce customer demand for RGS Energy's product, or China limiting its trade with the United States; whether RGS Energy will receive any proceeds from a rights offering; RGS Energy's ability to pay dividends in cash on the Series 1 Preferred Stock; whether use of proceeds from rights offering will result in increased brand recognition and sales of POWERHOUSE™; the ability to obtain requisite product certification of POWERHOUSE™ 3.0 for roofs other than tile roofs; impact of installation of POWERHOUSE™ 3.0 on market value of buildings; and other risks and uncertainties included in RGS Energy's filings with the Securities and Exchange Commission.

You should read the section entitled "Risk Factors" in our 2018 Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and June 30, 2019, each of which has been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. Any forward-looking statements made by us in this presentation speak only as of the date of this presentation. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

POWERHOUSE™ is a trademark of The Dow Chemical Company, used under license.

RGS Energy is a registered trade name. RGS Energy files periodic and other reports with the Securities and Exchange Commission under its official name "Real Goods Solar, Inc."

This presentation does not constitute an offer to sell or solicitation to buy any securities of RGS Energy.

© Copyright 2019-2018 Real Goods Solar, Inc. All Rights Reserved.

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